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                                                                    EXHIBIT 10.2


                              UNIVERSAL SELF CARE, INC.
                                11585 FARMINGTON ROAD
                               LIVONIA, MICHIGAN 48150
                                        -AND-
                      USCI HEALTHCARE MANAGEMENT SOLUTIONS, INC.
                          3601 THIRLANE ROAD, N.W., SUITE 4
                               ROANOKE, VIRGINIA 24019


                                   January 28, 1998

Mr. Edward T. Buchholz
265 Waterside Drive
Moneta, Virginia 24121

     Re:  TERMINATION AGREEMENT

Dear Mr. Buchholz:

     This letter sets forth the agreement between you and USCI Healthcare Management Solutions, Inc. ("Healthcare") and Universal Self Care, Inc. ("USCI") regarding your termination as an officer and employee of the Healthcare.

     1. RESIGNATION DATE. Your employment as an officer and employee of Healthcare will terminate, effective as of the close of business on the Closing Date (the "Effective Date") of the Asset Purchase Agreement, dated November 14, 1997, as amended, by and among Gainor Medical Management LLC, Universal Self Care, Inc., Diabetes Self Care, Inc. and various other parties identified therein (the "Asset Purchase Agreement").

     2. CANCELLATION OF EMPLOYMENT AGREEMENT. In mutual consideration of the promises contained in this termination agreement (the "Agreement"), effective as of the Effective Date the Employment Agreement, dated as of December 16, 1996, between you and Healthcare (the "Employment Agreement"), shall terminate and be of no further force and effect, except as otherwise provided in this Agreement. Unless otherwise separately defined herein, all capitalized terms used herein shall have the same meaning as defined in the Employment Agreement.

     3. PAYMENTS. Subject to this Agreement, USCI, the parent of Healthcare, will pay you or provide you with the following benefits in connection with the termination of your employment with Healthcare (the "Severance Benefits"):

          a) SEVERANCE PAYMENT. Insofar as your termination of employment is neither for Cause nor as a result of your death or disability (as determined in accordance with the terms

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of the Employment Agreement), notwithstanding the terms of the Employment
Agreement which would require compensation received by you from alternate employment to be credited against Healthcare's obligations under the Employment Agreement, and in recognition for your extraordinary efforts in connection with the negotiation of the Asset Purchase Agreement and the management of the process leading up to the Closing of the Asset Purchase Agreement, USCI shall pay to you the following in full satisfaction of any obligations that it may have to you under the terms of the Employment Agreement and with respect to the termination of your employment thereunder: a total amount equal to Seven Hundred Eight Thousand ($708,000) Dollars, (i) $250,000 to be paid by USCI on the Effective Date (the "Initial Payment") and (ii) $458,000 to be paid by USCI in sixty (60) equal monthly installments of $7,633.33 (the "Installments"), payable on the first day of each succeeding calendar month commencing with the second full month commencing after the Effective Date [subject to a fifteen (15) day grace period with respect to payment of each such Installment]; PROVIDED, that in the event that USCI receives a prepayment of amounts owed to it under the terms of the $17,000,000 Promissory Note delivered to USCI under the terms of the Asset Purchase Agreement (the "Prepayment"), then payment to you of the aggregate amount of all Installments remaining unpaid (the "Installments Balance") shall be accelerated, and within thirty (30) days following USCI's receipt of such Prepayment you shall receive a "lump sum" payment from USCI equal to the Installments Balance (the "Balance Payment"); PROVIDED FURTHER, that notwithstanding such agreement to pay the Balance Payment, the Balance Payment shall not exceed 50% of the amount of the Prepayment to USCI, with any Installments not paid as part of the Balance Payment being paid in succeeding equal monthly Installments (collectively, the Initial Payment and the Installments payments shall be referred to as the "Severance Payment"). Other than the continuing of certain stock options granted to you under the terms of the Employment Agreement, and the continuation of payment of certain life insurance premiums , and referred to in subparagraphs (c ) and (d) below, payment of this Severance Payment represents the entire consideration to you as a result of the termination of your employment by Healthcare.

          (b) SECTION 401(K) BENEFITS. You shall be entitled to receive benefits under the Diabetes Self Care, Inc. Employee Savings Plan in accordance with the terms of such plan based upon the service credited to you through the earlier of the Effective Date or the date of termination of the plan.

          (c) STOCK OPTIONS. All stock options granted to you under the Employment Agreement shall be fully vested and shall continue in full force and effect through the date of expiration thereof, notwithstanding any other terms which may be contained in such stock option agreements which would otherwise result in termination of such stock options upon termination of employment by Healthcare.

          (d) LIFE INSURANCE POLICY. USCI shall continue to pay all premiums on the existing $350,000 life insurance policy issued on your life by Valley Forge life Insurance Company (such policy being Policy No. UL00003635, currently owned by you), through December 31, 1999.

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          (e)  COBRA RIGHTS.  After the Effective Date, you shall be entitled to group health insurance continuation benefits pursuant to the relevant provisions of the Consolidated Omnibus Budge Reconciliation Act of 1985 and any other statutory health insurance rights at your sole cost and expense.

          (f) NO OTHER BENEFITS. Except as expressly set forth in this Section 3, you shall not be entitled to any other payments or benefits from Healthcare, USCI, or any of their parents, subsidiaries or affiliates (collectively, the "Company"), or to participate in any employee benefit program of the Company on or after the Effective Date. You also agree to waive any right you may have to reemployment with the Company in any capacity. You agree that you have received full reimbursement for all business expenses owned to you by the Company, except for expenses, not to exceed $5,000 in the aggregate, which you incurred in the ordinary course of business and for which your invoices have not yet been received and approved.

     4.   RELEASE OF CLAIMS.

          a) In recognition of the consideration recited above, (i) you hereby release Healthcare and Diabetes, and (ii) subject at all times to your timely receipt of all payments and other consideration to which you may be entitled hereunder, you hereby release and discharge USCI, and any of their present, former and future partners, affiliates, direct and indirect parents, subsidiaries (other than Healthcare and Diabetes), successors, directors, officers, employees, agents, attorneys, heirs and assigns (collectively, the "Released Parties"), from any and all claims, actions and causes of action that you may have as of the Effective Date with respect to the Released Parties, which arise out of your employment relationship with Healthcare and any other Released Parties, your rights to any compensation or benefits from the Released Parties in connection with your employment, your Employment Agreement, or the termination of your employment with the Released Parties (collectively, the "Released Claims"). The Released Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the civil Rights Act of 1866, the Civil Rights Act of 1991, Employee Retirement Income Security Act of 1974,the Family and Medical Lease Act of 1993, and any other federal, state or local law whether such claim arises under statute or common law and whether or not you are presently aware of the existence of such claim, damage, action and cause of action, suit or demand, and any personal gain with respect to any claim arising under the provisions of the False Claims Act, 31 U.S.C. 3730, other than an action or suit to enforce this Agreement. You also forever release, discharge and waive any right you may have to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws with regard to any Released Claim. You agree that the value received as described in this Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that you may have against the Released Parties in respect of Released Claims, other than any claims you may have to vested benefits under any of the Company's "employee pension benefit plans" or "employee welfare benefit plans" as defined under ERISA. By signing this Agreement, you represent that you have been given the opportunity to consult with the attorney(s) of your choice prior to signing this Agreement and to have those attorney(s) explain the provisions of this

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Agreement to you and that you have knowingly and voluntarily accepted the terms of the offer as described herein.

          b) The Released Parties hereby release you from any and all claims, actions and causes of action that the Released Parties may have with respect to the performance of your duties and obligations in connection with your employment relationship with Healthcare and any other Released Parties on and prior to the date hereof and pursuant to your Employment Agreement. The foregoing notwithstanding, nothing herein shall be construed to release you from any claims, actions, or other causes of action under the Asset Purchase Agreement, all documents and instruments executed in connection with the Asset Purchase Agreement and the Closing of the transactions contemplated therein, and the consummation of the transactions contemplated by the Asset Purchase Agreement, including but not limited to any employment agreements executed or to be executed by you with Gainor Medical Management, LLC or its affiliates.

     5.   PROTECTION OF THE COMPANY'S INTERESTS.

          a) CONFIDENTIALITY. Notwithstanding any other provision hereof, you shall remain obligated by all agreements which may exist between you and the Company or between you and any third party executed in connection with your employment by the Company regarding confidentiality, including, but not limited to Section 5 of the Employment Agreement.

          b) EXCLUSIVE PROPERTY. You confirm that all confidential information of the Company is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by you relating to the business of the Company shall be and remain the property of the Company. You further agree that you shall deliver to the Company on the Effective Date, and shall not without the consent of the Company retain copies of, any written materials not previously made available to the public, or records and documents that you made or that came into your possession concerning the business or affairs of the Company.

     6. TAXES. USCI shall not withhold any amounts for federal, state or local tax purposes from the $250,000.00 payment due on the Effective Date. You shall be responsible for any taxes due on such payment. USCI shall be permitted to withhold any amounts for federal, state or local tax purposes required to be withheld with respect to the Installments. In the event USCI shall be required to make any tax payment for your benefit in connection with the $250,000.00 payment, USCI shall also be permitted to withhold additional amounts from the Installments to recoup any such payment(s).

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Common wealth of Virginia applicable to contracts to be performed in that state and without regard to laws that might otherwise govern under applicable principles of conflicts of law.

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     8.   SUCCESSORS AND ASSIGNS.  The rights and obligations under this agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company and to your heirs, executives, successors and assigns.

     9. ENTIRE AGREEMENT/MODIFICATION. The terms and provisions of this instrument constitute the entire agreement between the Company and you and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto (including, but not limited to any communications, representations or agreement with any employee or representative of Gainor Medical Management LLC or any of its affiliates) with respect to your employment with the Company on and prior to the Effective Date, including, without limitation, the Employment Agreement, except as otherwise provided herein. This Agreement may not be enlarged, modified, amended or altered except in writing signed by USCI and you.

     Please indicate your agreement and acceptance of the terms and conditions of this Agreement by signing this document in the place provided below.

                    USCI HEALTHCARE MANAGEMENT SOLUTIONS, INC.

                         By:______________________________________
                              Brian Bookmeier
                              Vice President

                    UNIVERSAL SELF CARE, INC.

                         By:______________________________________
                              Brian Bookmeier
                              President


ACCEPTED BY:


__________________________
Edward T. Buchholz


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STATE OF VIRGINIA
                              } s.s.:
COUNTY OF ROANOKE             }


          On January _, 1998, before me personally came Edward T. Buchholz to me known to be the individual described in, and who executed the foregoing Termination Agreement and duly acknowledged to me that he executed the same.





                                        -------------------------
                                        NOTARY PUBLIC



STATE OF MICHIGAN
                              } s.s.:
COUNTY OF _________           }


          On January _, 1998, before me personally came Brian Bookmeier, to me known to be the Vice President of USCI Healthcare Management Solutions, Inc. and the President of Universal Self Care, Inc. as described in, and who executed the foregoing Termination Agreement, and duly acknowledged to me that he executed the same in such capacities on behalf of USCI Healthcare Management Solutions, Inc. and Universal Self Care, Inc..





                                        -------------------------
                                        NOTARY PUBLIC




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